Exhibit 99.1
Daktronics, Inc. Announces Record Fiscal Year and Fourth Quarter 2024 Revenue and Strong Expansion in Operating Profitability and Cash Flow
BROOKINGS, S.D., June 26, 2024 - Daktronics, Inc. (NASDAQ - DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today reported results for its fiscal year and fourth quarter 2024 ended on April 27, 2024.
Fiscal Q4 and full year 2024 financial highlights:
•Sales increased to a new record of $215.9 million for the fiscal fourth quarter, a 2.9 percent increase compared to the fiscal 2024 fourth quarter's record revenue; full-year sales were $818.1 million, an 8.5 percent increase from the prior year
•Gross margin for the fourth quarter improved 90 basis points to 25.7 percent from 24.8 percent in the year-earlier period; full year gross profit as a percentage of net sales increased 710 basis points to 27.2 percent as compared to 20.1 percent for fiscal 2023, the highest level since 2009
•Operating income for the fiscal fourth quarter grew 6.4 percent to $19.4 million as compared to the fourth quarter of fiscal 2023 and full-year operating income quadrupled to $87.1 million as compared to fiscal 2023
•Product order backlog was $316.9 million at April 27, 2024 compared to $400.7 million at the end of the fourth quarter of fiscal 2023 as past periods' overbuilt backlog continues to be worked down to market expected manufacturing lead times(1)
•New product and service orders for the fourth quarter were $205.8 million, a 14.6 percent increase from $179.5 million in the year-earlier period; full-year product and service orders were $740.2 million(1), an increase of 8.7 percent as compared to $681.0 million in fiscal 2023;
Reece Kurtenbach, Daktronics' Chairman, President and Chief Executive Officer, commented, “We both started and finished fiscal 2024 strong, delivering results that demonstrate the impact of our more profitable business model across a range of key financial metrics. Throughout the year, our teams were laser focused on advancing and extending the operating improvements we introduced in fiscal 2023. We managed the fluctuations that come with the project-based and seasonal nature of our business to outperform even last year’s atypically high level of backorder fulfillment. Good order availability and a strong win rate from our demand creation teams across our product lines, combined with improved manufacturing efficiency and our strong on-time delivery to customer sites, resulted in expanded gross and operating profitability and a marked increase in cash flow generation.
Mr. Kurtenbach added, "Our orders grew 14.6 percent in the fourth quarter and 8.7 percent for the year, and we have entered fiscal 2025 committed to capture growing market demand, leveraging our recognized leadership position and our strong balance sheet.”
Outlook
Kurtenbach added, “In fiscal 2024, we raised the baseline profitability of the business, strengthened our positioning with our customers, and reinforced our competitive differentiation, particularly against foreign competitors. Building upon these strengths, we are focused in fiscal 2025 on strategic priorities which will continue to transform and strengthen our business model to enhance our earnings power. These important drivers for our outlook are to prioritize among our end markets, attack structural cost and to improve our operating model. We are excited to share some early information about these initiatives today."
He continued, "Our critical priorities for fiscal 2025 are to execute a broad digital transformation to modernize our service systems for field service automation, to advance our enterprise performance planning capabilities, and to improve and automate quoting and sales processes. All three objectives are aligned with our goal of expanding growth and profitability. In the platform and product realm, where Daktronics has always been a market leader, our priorities for the year are to

(1) Orders and backlog metrics are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

extend our market leadership and emphasize higher margin product areas that are key to winning more profitable business. As part of this effort, we are pursuing growth opportunities to further penetrate our serviceable addressable market – we recently launched our new Flip-Chip COB (Chip on Board) LED display family, the next step in evolving our narrow-pixel pitch (NPP) product for the fastest growing segment of the market. We are also working to add professional control system and other content-related services to drive monthly recurring revenue and help our customers derive higher return on investment and lower total cost of ownership from their hardware investments. At the same time, to lower overall costs, we are focused on increasing our operational effectiveness by improving our manufacturing utilization, aligning production schedules, and further improving installation methods. Together, all of these advancements are aligned to support our goals of increasing customer satisfaction and improving operational efficiencies to drive future profitable growth.
We believe these initiatives and investments in digital transformation priorities support our long-term growth and operating margin targets. Our teams remain focused on driving penetration in the most profitable segments and reducing the overall cost to deliver. We are committed to reallocating resources and capital investment toward end markets, and revenue opportunities within those markets, that generate returns meaningfully in excess of our cost of capital."
Fourth Quarter and Year to Date Results
Orders for the fourth quarter of fiscal 2024 increased 14.6 percent as compared to the fourth quarter of fiscal 2023 driven by strong demand in the Live Events and Transportation business units and solid growth in the International business unit. Orders for the full fiscal 2024 year increased 8.7 percent as compared to fiscal 2023 for the same reasons.
Net sales for the fourth quarter of fiscal 2024 increased by 2.9 percent as compared to the fourth quarter of fiscal 2023. Net sales for fiscal 2024 increased 8.5 percent as compared to fiscal 2023. Sales growth was driven by the conversion of our strong backlog, improved stabilization of supply chains, and increased manufacturing capacity.
Gross profit as a percentage of net sales increased to 25.7 percent for the fourth quarter of fiscal 2024 as compared to 24.8 percent in the fourth quarter of fiscal 2023. Gross profit as a percentage of net sales increased to 27.2 percent for fiscal 2024 as compared to 20.1 percent in the prior year. The gross profit improvement is due to strategic pricing, greater efficiency of sales volume generation over the cost structure, and a more stable operating environment.
Operating expenses for the fourth quarter of fiscal 2024 were $36.0 million compared to $33.9 million for the fourth quarter of fiscal 2023, an increase of 6.1 percent. Operating expenses were $135.3 million for the full fiscal 2024 year as compared to $130.0 million for the full fiscal 2023 year, an increase of 4.1 percent. Operating expenses for the year increased because of incentive compensation and due to staffing increases. During the third quarter of fiscal year 2023, we recorded a $4.6 million non-cash goodwill impairment charge, and we had no goodwill impairment charge in fiscal 2024.
The above changes resulted in an operating margin of 9.0 percent for the fourth quarter of fiscal 2024 compared to 8.7 percent for the fourth quarter of fiscal 2023 and an operating margin of 10.6 percent for fiscal 2024 as compared to 2.8 percent for fiscal 2023.
The increase in interest (expense) income, net for the fourth quarter of fiscal 2024 compared to the same period one year ago was primarily due to the closing in May 2023 on the financing transactions at higher values and interest rates than were in effect under our previous line of credit during the 2023 fourth quarter.
For the fourth quarter and for the fiscal 2024, the Company recorded a non-cash charge of $5.0 million and $16.6 million, respectively, for the change in fair value of a convertible note payable, which is accounted for under the fair value option. This convertible note was entered into during the first quarter of fiscal 2024 and no type of instrument was outstanding during fiscal 2023.
The Company recorded non-cash impairment charges for investments in affiliates of $5.3 million and $6.4 million in the fourth quarter and fiscal 2024, respectively, as compared to $4.5 million for the fourth quarter and fiscal 2023.
Our effective tax rate for fiscal 2024 was 35.9 percent. The effective income tax rate for fiscal 2024 was primarily impacted due to the fair value adjustment to expense that is not deductible for tax purposes. Additional other items impacting the rate were valuation allowances on equity investments, state taxes, as well as prior year provision to return adjustments reduced in part by tax benefits from permanent tax credits. Our effective tax rate for fiscal 2023 was 48.7 percent. The effective income tax rate for fiscal 2023 was impacted due to valuation allowances on equity investments and on foreign net operating losses in Ireland, goodwill impairment, state taxes, a mix of taxes in foreign countries where the tax rate is higher than in the United States, as well as a prior year provision to return adjustments reduced in part by tax benefits from permanent tax credits.
Balance Sheet and Cash Flow
Cash, restricted cash and marketable securities totaled $81.7 million at April 27, 2024, and $54.7 million of long-term debt was outstanding as of that date. The long-term debt includes the face value of the debt of $38.9 million, the $16.6 million adjustment to fair value, and $(0.8) million of debt issuance costs, net. There were no draw-downs on our asset-based revolving credit facility during fiscal year 2024 and $34.2 million was available to draw at April 27, 2024. In fiscal year 2024, we generated $63.2 million from operations and used $17.0 million for purchases of property and equipment. At the end of the fiscal 2024 fourth quarter, our working capital ratio was 2.1 to 1. Inventory levels dropped 7.7 percent since the end of the 2023 fiscal year on April 29, 2023. Management’s focus remains on managing working capital to fund the expected growth of the company with its current sources of liquidity.
Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.
About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.
Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.
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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

LHA Investor Relations
Carolyn Capaccio / Jody Burfening
DAKTIRTeam@lhai.com

(1) Orders and backlog metrics are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net sales	$215,880	$209,862	$818,083	$754,196
Cost of sales	160,501	157,718	595,640	602,841
Gross profit	55,379	52,144	222,443	151,355

Operating expenses:
Selling	15,114	14,789	56,954	56,655
General and administrative	11,555	10,758	42,632	38,747
Product design and development	9,283	8,334	35,742	29,989
Goodwill impairment	—	—	—	4,576
	35,952	33,881	135,328	129,967
Operating income	19,427	18,263	87,115	21,388

Nonoperating (expense) income:
Interest (expense) income, net	(466)	(199)	(3,418)	(920)
Change in fair value of convertible note	(4,980)	—	(16,550)	—
Other expense and debt issuance costs write-off, net	(6,814)	(4,876)	(13,096)	(7,211)

Income before income taxes	7,167	13,188	54,051	13,257
Income tax (benefit) expense	4,649	(8,211)	19,430	6,455
Net income	$2,518	$21,399	$34,621	$6,802

Weighted average shares outstanding:
Basic	46,257	45,659	45,901	45,404
Diluted	46,872	45,910	46,543	45,521

Earnings per share:
Basic	$0.05	$0.47	$0.75	$0.15
Diluted	$0.05	$0.47	$0.74	$0.15

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 27, 2024	April 29, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$81,299	$23,982
Restricted cash	379	708
Marketable securities	—	534
Accounts receivable, net	117,186	109,979
Inventories	138,008	149,448
Contract assets	55,800	46,789
Current maturities of long-term receivables	298	1,215
Prepaid expenses and other current assets	8,531	9,676
Income tax receivables	448	326
Total current assets	401,949	342,657

Property and equipment, net	71,752	72,147
Long-term receivables, less current maturities	562	264
Goodwill	3,226	3,239
Intangibles, net	840	1,136
Debt issuance costs, net	2,530	3,866
Investment in affiliates and other assets	21,163	27,928
Deferred income taxes	25,862	16,867
TOTAL ASSETS	$527,884	$468,104

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	April 27, 2024	April 29, 2023
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$—
Accounts payable	60,757	67,522
Contract liabilities	65,524	91,549
Accrued expenses	43,028	36,005
Warranty obligations	16,540	12,228
Income taxes payable	4,947	2,859
Total current liabilities	192,296	210,163

Long-term warranty obligations	21,388	20,313
Long-term contract liabilities	16,342	13,096
Other long-term obligations	5,759	5,709
Long-term debt, net	53,164	17,750
Deferred income taxes	143	195
Total long-term liabilities	96,796	57,063

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50 shares; no shares issued and outstanding	—	—
Common stock, no par value, authorized 115,000 shares; 48,121 and 47,396 shares issued as of April 27, 2024 and April 29, 2023, respectively	65,525	63,023
Additional paid-in capital	52,046	50,259
Retained earnings	138,031	103,410
Treasury stock, at cost, 1,907 shares as of April 27, 2024 and April 29, 2023, respectively	(10,285)	(10,285)
Accumulated other comprehensive loss	(6,525)	(5,529)
TOTAL SHAREHOLDERS' EQUITY	238,792	200,878
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$527,884	$468,104

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended
	April 27, 2024	April 29, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$34,621	$6,802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,291	16,993
Loss (gain) on sale of property, equipment and other assets	44	(691)
Share-based compensation	2,090	2,027
Equity in loss of affiliates	3,764	3,332
Provision for doubtful accounts, net	373	1,009
Deferred income taxes, net	(9,069)	(3,633)
Non-cash impairment charges	6,359	9,049
Change in fair value of convertible note	16,550	—
Debt issuance costs write-off	3,353	—
Change in operating assets and liabilities	(14,135)	(19,864)
Net cash provided by operating activities	63,241	15,024

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16,980)	(25,385)
Proceeds from sales of property, equipment and other assets	174	822
Proceeds from sales or maturities of marketable securities	550	3,490
Purchases of equity and loans to equity investees	(5,050)	(4,315)
Net cash used in investing activities	(21,306)	(25,388)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	41,172	378,694
Payments on notes payable	(19,434)	(360,944)
Debt issuance costs	(7,205)	(991)
Borrowings on long-term obligations	—	1,233
Principal payments on long-term obligations	(410)	(305)
Proceeds from exercise of stock options	1,302	21
Tax payments related to RSU issuances	(303)	(140)
Net cash provided by financing activities	15,122	17,568

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(69)	(522)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	56,988	6,682

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	24,690	18,008
End of period	$81,678	$24,690

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Twelve Months Ended
	April 27, 2024	April 29, 2023	Dollar Change	Percent Change	April 27, 2024	April 29, 2023	Dollar Change	Percent Change
Net Sales:
Commercial	$38,998	$43,458	$(4,460)	(10.3)%	$161,626	$170,590	$(8,964)	(5.3)%
Live Events	104,906	91,530	13,376	14.6	338,508	284,900	53,608	18.8
High School Park and Recreation	36,409	35,621	788	2.2	170,349	141,748	28,601	20.2
Transportation	24,173	18,509	5,664	30.6	85,390	72,306	13,084	18.1
International	11,394	20,744	(9,350)	(45.1)	62,210	84,652	(22,442)	(26.5)
	$215,880	$209,862	$6,018	2.9%	$818,083	$754,196	$63,887	8.5%
Orders:
Commercial	$34,084	$38,902	$(4,818)	(12.4)%	$135,251	$158,028	$(22,777)	(14.4)%
Live Events	94,755	65,890	28,865	43.8	321,191	259,653	61,538	23.7
High School Park and Recreation	44,581	47,345	(2,764)	(5.8)	148,505	144,919	3,586	2.5
Transportation	20,698	20,939	(241)	(1.2)	80,107	66,751	13,356	20.0
International	11,667	6,473	5,194	80.2	55,117	51,603	3,514	6.8
	$205,785	$179,549	$26,236	14.6%	$740,171	$680,954	$59,217	8.7%
Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Twelve Months Ended
	April 27, 2024	April 29, 2023
Net cash provided by operating activities	$63,241	$15,024
Purchases of property and equipment	(16,980)	(25,385)
Proceeds from sales of property and equipment	174	822
Free cash flow	$46,435	$(9,539)
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Operating Income*
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Operating income (GAAP Measure)	$19,427	$18,263	$87,115	$21,388
Plus goodwill impairment	—	—	—	4,576
Adjusted operating income (non-GAAP measure)	$19,427	$18,263	$87,115	$25,964

*In evaluating its business, Daktronics considers and uses adjusted operating income as a key measure of its operating performance. The term adjusted operating income is not defined under GAAP and is not a measure of operating income, cash flows from operating activities, or other GAAP figures and should not be considered alternatives to those computations. We define non-GAAP adjusted operating income as operating income plus asset impairments. Management believes non-GAAP adjusted operating income is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP adjusted operating income may not be comparable to similarly titled definitions used by other companies. The table above reconciles non-GAAP adjusted operating income to comparable GAAP financial measures.

Reconciliation of Adjusted Net Income*
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net income	$2,518	$21,399	$34,621	$6,802
Change in fair value of convertible note	4,980	—	16,550	—
Debt issuance costs expensed due to fair value of convertible note, net of taxes	—	—	2,149	—
Goodwill impairment	—	—	—	4,576
Equity method affiliates impairment	5,268	4,473	6,359	4,473
Adjusted net income	$12,766	$25,872	$59,679	$15,851

*Adjusted net income. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurements provides investors with a consistent way to analyze our performance.

Reconciliation of Long-term Debt
(in thousands)
(unaudited)

Long-term debt consists of the following:

	April 27, 2024	April 29, 2023
ABL credit facility/prior line of credit	$—	$17,750
Mortgage	13,875	—
Convertible note	25,000	—
Long-term debt, gross	38,875	17,750
Debt issuance costs, net	(761)	—
Change in fair value of convertible note	16,550	—
Current portion	(1,500)	—
Long-term debt, net	$53,164	$17,750